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                                                                   EXHIBIT 10.02


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                               ST JOE CORPORATION
                        1650 Prudential Drive, Suite 400
                        Jacksonville, Florida 32201-1380



                                   April, 1997



Mr. Charles A. Ledsinger, Jr.
210 West Cherry Circle
Memphis, TN 38117

Dear Chuck:

      St. Joe Corporation (the "Company") is pleased to offer you employment on the following terms.

1. Position. You will serve in a full-time capacity as Senior Vice President and Chief Financial Officer of St. Joe Corporation and its wholly owned subsidiaries. You will report directly to the Chief Executive Officer. Your primary duties will be overall management of Company's financial affairs including financial planning and forecasting, accounting, information services, investor relations, treasury, strategic planning, mergers, acquisitions and divestitures.

2. Salary. You will be paid a salary at the annual rate of $350,000.00 (the "Base Salary"), payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to reevaluation on each January 1, commencing January 1, 1998, It may be increased but not reduced during your employment, pursuant to the Company's employee compensation policies in effect from time to time.


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3. Bonus.  You will be eligible to participate in the Company's annual discretionary bonus plan, which is based on overall Company performance and individual performance for the calendar year. Your initial participation will be in the plan for calendar year 1997, with an award range of 0% to 60% of your Base Salary with a target of 50% of your base salary. This award range will not be reduced during your employment with the Company. We will provide you with a one time front-end payment of $125,000.00 (gross) as compensation for the loss of value of unvested "in the money" options granted to you by Harrah's. This payment will not be included in the gross-up tax payment provided to you in Paragraph 7. Therefore, you will be responsible for any and all taxes on this front-end payment.

4. Stock Options. Subject to the approval of the Company's Board of Directors Compensation Committee, you will be granted a nonstatutory option to purchase 80,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share as of closing on April 28, 1997. You will vest 20% of the option after 12 months of service, and the balance will vest in equal annual installments over the next 48 months of service, as described in the applicable stock option agreement. In the event of a Change in Control or termination of your employment for any reason other than cause or disability as defined in Paragraphs 9, 11, and 12, or your resignation, you will vest in the entire option. The option will have a 10-year term. In all respects not described in this letter, the option will be subject to the terms and conditions of the Company's 1997 Stock Incentive Plan (the "Plan") and the applicable stock option agreement.

5. Benefits. You and your family will be eligible for all benefit programs and perquisites that are offered from time to time to similarly situated officers of the Company, including pension, 401(K), life, health, and disability insurance programs. You will also receive a $1,000.00/month gross car allowance in addiction to your base salary. We are in the process


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     of creating a supplemental executive retirement plan (SERP) and an executive financial counseling plan which you will be eligible to participate in.

  6. Expense Reimbursement. You will be eligible for reimbursement of necessary and reasonable business expenses subject to Company policy upon their completion and approval.

  7. Relocation Benefits. Your relocation package will include packing and shipment of your office and household goods from Memphis to Jacksonville and storage for up to 150 days, reimbursement of all reasonable and customary expenses associated with the sale of your primary residence in Memphis and the purchase of a primary residence in Jacksonville, and temporary housing (not including meals and incidentals) in a Company apartment in Jacksonville through July 31, 1997 This date may be extended by the Company. You may sell your current residence in Memphis directly or participate in the Company's third-party purchase program. You will be reimbursed for airfare expenses for any commuting to Memphis from May 1, 1997 to July 31, 1997. This may include up to 2 round trips for your family from Memphis to Jacksonville. You will be entitled to receive from the Company a gross-up payment equal to all federal and state taxes imposed on the reimbursement of nondeductible relocation costs and on the gross-up payment itself. The intent of the preceding sentence is to hold you harmless, in an after-tax basis, from the tax impact of all reimbursements of nondeductible relocation costs.

  8. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, upon 30 days' written notice. Any contrary representations which may have been made to you arc superseded by this offer. Except for other specific provisions of this Agreement relating to termination, this is the full and


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     complete Agreement between you and the Company on this term. The "at will"
     nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

9. Severance Pay. Notwithstanding Paragraph 8, in the event that the Company terminates your employment without your consent for any reason other than cause or disability, you will receive severance pay in a lump sum in an amount equal to 150% of your Base Salary at the rate in effect at the time of your termination, plus 50% of the amount of any bonus awarded you the prior year. However, if the termination of your employment under the preceding sentence occurs within 12 months after a Change in Control as defined in Paragraph 12, the amount of your severance pay will be 200% of your Base Salary at the rate in effect at the time of your termination, plus 75% of the amount of any bonus awarded you the prior year.

        If termination of your employment is subject to this paragraph, the Company will provide you and your family health insurance coverage, including, if applicable, COBRA reimbursement provided in Paragraph 5, and will provide you disability insurance coverage under the applicable Company plans for a period of 12 months following termination or until you start other full time employment, whichever is earlier.

        For purposes of this Agreement, "cause" means gross negligence, misconduct, nonfeasance, a material breach of this Agreement, conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony.

10. Termination Upon Death. In the event of your death during your employment, this Agreement shall terminate and the Company shall only be obligated to pay your estate or legal representative the Base Salary provided for herein to the extent earned by you prior to such event.


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         However, the Company may pay your estate or legal representative a bonus which you may have earned prior to your death. Any rights in stock options for which you were eligible prior to your death shall vest according to Company policy.

11. Disability. If you are unable to perform the services required of you as a result of any disability and such disability continues for a period of 120 or more consecutive days or an aggregate of 180 or more days during any 12-month period during your employment, the Company shall have the right, at its option, to terminate your employment. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you, your salary shall be payable to the extent of, and subject to, Company's policies and practices then in effect with regard to sick leave and disability benefits.

12. Definition of "Change in Control." For purposes of this Agreement, the term "Change in Control" means that:

     a) 30% or more of the outstanding voting stock of the Company is acquired by any person or group other than the Alfred I. DuPont Testamentary Trust and the Nemours Foundation, except that this Paragraph (a) will not apply as long as the Alfred I. DuPont Testamentary Trust or the Nemours Foundation or any combination of both, owns more voting stock than such person or group; or

     b) Shareholders of the Company other than the Alfred I. DuPont Testamentary Trust and the Nemours Foundation vote in a contested election for directors of the Company and through exercise of their votes cause the replacement of 50% or more of the Company's directors with directors who were not nominated by a majority of the directors who were in office before such contested election; or


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     c) The Company is a party to a merger or similar transaction as a result of which the Company's shareholders own 50% or less of the surviving entity's voting securities after such merger or similar transaction.

        It is agreed that no Change in Control occurs as long as the combined ownership of the Alfred I. DuPont Testamentary Trust and the Nemours Foundation exceeds 50% of the outstanding voting stock of the Company. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

 13. Special Termination Provision. In recognition of your commencement of employment before the Company's Stock Incentive Plan is in place and that existence of this Plan and your stock option award is a material factor in your decision to accept employment with the Company, if the Plan and your stock option award are not in effect and fully approved by all required Company and other entities and Company shareholders by June 15, 1997, you may, no later than July 15, 1997, at your sole discretion, terminate your employment with the Company. Upon such termination, the Company will pay you the prorated remainder of your full Base Salary for 1997 as provided in Paragraph 2. The Company also will pay necessary and reasonable expenses to move your office furniture and goods and will maintain health, dental, life, and disability insurance for you and those members of your family then covered by Company programs until January 1, 1998, or until you start other full-time employment, including self employment, whichever is earlier. You and the Company agree that this paragraph is your sole and exclusive remedy if the Company does not establish a Stock Incentive Plan and grant you the option described in Paragraph 4 before the date established in this paragraph.


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14.  Insurance and Indemnification. The Company will indemnify you for your actions as a Company employee or officer pursuant to Company policy.

15. Outside Activities. While employed by the Company, you will not engage in any other employment, or business activity for compensation without the written consent of the Company. While employed by the Company, you also will not compete with or assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees of the Company.

16. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withhold and payroll taxes.

17. Entire Agreement. This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

18. Amendment and Governing Law. This Agreement may only be amended or modified by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes will be governed by Florida law.

       We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and resuming it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 28 1997.


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       We look forward to having you join us on or about May 5, 1997.

       If you have any questions' please call me at 904/858-5212.

                                 Very truly yours,


                                 ST. JOE CORPORATION




                                 By: /s/ Michael F. Bayer
                                    ------------------------------
                                    Michael F. Bayer

                                    Vice President
                                    Human Resources and Administration



I have read and accept this employment offer:

/s/ Charles A. Ledsinger, Jr.
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Signature of Charles A. Ledsinger, Jr.

Dated: April 24, 1997